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                                                                   EXHIBIT 10.46

                    SECOND AMENDMENT AND RESTATEMENT OF THE
                        ALABAMA NATIONAL BANCORPORATION
                             ANNUAL INCENTIVE PLAN


1.   Plan Purpose.  The purpose of the annual incentive plan (the "Plan") is to
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reward certain key employees of Alabama National BanCorporation (the
"Corporation") with a variable component of pay based upon performance. For any given year of this Plan (a "Plan Year"), this variable award can only be earned if the predetermined performance criteria outlined in this Plan are met for such Plan Year. The Plan is designed to assure that amounts paid to certain key employees of the Corporation will not fail to be deductible by the Corporation for Federal income tax purposes because of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder ("Section 162(m)").

     Financial performance criteria will be established each Plan Year for the Corporation, each of its divisions and each of its subsidiaries. Annual incentive awards will be based upon performance in relation to these predetermined criteria.

2.   Effective Date.  The effective date of this amendment and restatement of
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the Plan shall be February 27, 2002.

3.   Eligibility and Participation.  Eligibility for the Plan is restricted to
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certain key employees of the Corporation and its affiliates.

     The Chief Executive Officer of the Corporation (the "CEO") will nominate participants ("Participants") to be approved by the Compensation Committee of the Board of Directors of the Corporation (the "Compensation Committee"). Participation will be reevaluated and redetermined on an annual basis.

4.   Target Incentive Awards.  If the Compensation Committee certifies that any
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of the performance objectives established for the relevant year under this Plan has been satisfied, each Participant will be entitled (subject to any adjustments provided herein) to receive a target incentive award equal to a percentage of the Participant's base salary up to a maximum of $900,000. The appropriate percentage will be defined as set forth herein.

     The Compensation Committee may, in its sole discretion, adjust an individual Participant's target percentage in order to reflect special circumstances, including, among others:

     .    Market differentials for specific specialized jobs.

     .    Responsibility for a specific profit center within a division.

     . Need for special performance focus in a given area for a specified period of time.


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5.   Award Determination. For each given Plan Year, a Participant's award will
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be a function of performance against pre-established objectives, as illustrated:


                                                  Payout as a % of
                           Rating                   Target Award
                           ------                 ----------------
                           Maximum                     200%
                           Target                      100
                           Threshold                    33
                           Below Threshold               0

     Threshold, Target and Maximum performance levels will be defined at the beginning of each Plan Year for each performance measure. Individual ratings will be determined by the Compensation Committee at the beginning of each Plan Year.

6.   Performance Criteria.  The apportionment of the award opportunity among
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performance criteria will be determined at the beginning of each Plan Year (or at such other date as may be required or permitted under Section 162(m)). The performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, as determined and weighted by the Compensation Committee: (i) net income; (ii) operating income; (iii) income per share; (iv) return on equity; (v) return on assets; (vi) return on average equity; (vii) return on average assets; (viii) total return; (ix) division or subsidiary income; or (x) other reasonable bases provided that to the extent required by Section 162(m), all awards made to certain executive officers of the Company under the Plan shall be based on one or more of the criteria listed in (i) through (ix) above.

7.   Determination of Whether Criteria are Achieved.  The determination of
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whether the performance criteria have been achieved by the Corporation or any subsidiary or division of the Corporation shall be made by the Compensation Committee, which may in its sole discretion include or exclude the effects of accounting, tax or reserve changes, or other non-recurring items, including, without limitation, extraordinary investment gains or losses and accretive or dilutive effects of mergers, acquisitions and other non-recurring transactions.

8.   Discretionary Judgment.  Notwithstanding anything else contained in this
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Plan to the contrary, the Compensation Committee shall  have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under the Plan based on individual performance or any other factors that the Compensation Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under the Plan.

9.   Incentive Reserve.  The Corporation shall maintain an incentive reserve and
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upon authorization by the Compensation Committee shall credit annually to the incentive reserve for each fiscal year an incentive provision which may not be more than five percent (5%) of the Corporation's income before income tax for such year, determined in accordance with generally accepted accounting principles. The Compensation Committee may direct that any lesser amount be credited to the incentive reserve and may determine whether and to what extent a non-recurring gain or loss may be included in the amount of income before income tax for purposes of the incentive reserve amount.

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     In any Plan Year the Compensation Committee may pay any part or all of the incentive reserve as awards. Any part of the incentive reserve which is not paid in any Plan Year may remain in the incentive reserve and be carried forward to the next Plan Year.

10.  Form and Timing of Payments.
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     (a) Subject to paragraphs (b) and (c) below, payments will be made in cash as soon as practical after award amounts are approved by the Board of Directors of the Corporation.

     (b) Each Participant who is a management or highly compensated employee and who is entitled to participate in the Alabama National BanCorporation Deferral of Compensation Plan for Key Employees may elect to defer payment of any award amounts in accordance with said plan.

     (c) Notwithstanding anything in the Plan to the contrary, the Compensation Committee may defer all or any portion of any distribution of an award to be made hereunder to the extent such distribution, when added to all other payments to be made to a Participant in a calendar year, would not be deductible compensation paid by the Corporation for federal income tax purposes within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended (the "Code"). The deferred amount of the award shall be paid to such Participant (or, in the event of his or her death, to his or her designated beneficiary or, if none, to his or her estate) in a lump sum, or in installments, if necessary to preserve the deductibility of such payment, as of the earliest date that the payment of the deferred amount, or portion thereof, when added to all other payments to be made to a Participant in a calendar year, would be deductible by the Company for federal income tax purposes within the meaning of Section 162 of the Code (including Section 162(m)).

11.  Change of Position.  In the event that a Participant changes positions
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during the Plan Year, whether due to promotion, demotion or lateral move, awards will be prorated for the Plan Year based on the time in each position.

12.  Newly Hired Employees.  An employee hired into an eligible position during
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the first six (6) months of a Plan Year may participate in the Plan for the balance of the Plan Year on a pro rata basis.

13.  Termination of Employment.  In the event a Participant voluntarily resigns
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employment or is terminated involuntarily before the end of the Plan Year, any award will be forfeited. In the event of death, permanent disability or normal retirement, the award will be paid on a pro rata basis at the end of the Plan Year, after approval by the Board of Directors.

14.  Withholding.  The Corporation shall withhold from award payments any
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required Federal, State or local taxes.

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15.  Governance.  The Compensation Committee shall be responsible for the
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administration, interpretation and governance of the Plan.  Actions requiring
Compensation Committee approval include final determination of Plan participation, identification of performance criteria and final award determination. The decisions of the Compensation Committee shall in all respects be final and binding on all Participants. The Compensation Committee shall have the authority to delegate its responsibilities hereunder to the CEO as to Participants other than the executive officers of the Corporation. However, in no event shall the Plan be interpreted in a manner which would cause any amount payable under the Plan to any Covered Employee to fail to qualify as performance-based compensation under Section 162(m). "Covered Employee" shall have the meaning set forth in Section 162(m).

16.  Amendment, Modification or Termination of the Plan.  The Board of Directors
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reserves the right to amend, modify, suspend or terminate the Plan at any time.
However, no such action shall be effective without approval by the stockholders of the Corporation to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under
Section 162(m). Furthermore, the Board of Directors may not, without stockholder approval, amend the formula for computing credits to the Incentive Reserve.

17.  Employment At Will.  Nothing in the Plan shall interfere with or limit in
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any way the Corporation's right to terminate a Participant's employment at any time. The Plan shall not be construed as a contract of employment or compensation agreement.

18.  Designation of Beneficiary.  Each Participant may designate a beneficiary
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or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or cancelled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Compensation Committee and shall not be effective until received by the Compensation Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the participant's spouse, or, if no spouse survives the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

19.  Interpretation.  Notwithstanding anything else contained in this Plan to
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the contrary, to the extent required to so qualify any award as other performance based compensation within the meaning of Section 162(m), the Compensation Committee shall not be entitled to exercise any discretion otherwise authorized under this Plan with respect to such award if the ability to exercise such discretion (as opposed to the exercise of such discretion) would cause such award to fail to qualify as other performance based compensation.

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